Exhibit 5


                                BINGHAM DANA LLP
                                 150 FEDERAL ST
                        BOSTON, MASSACHUSETTS 02110-1726


                                  July 25, 2001


LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, New York 10977

Ladies and Gentlemen:

         We have acted as counsel to LeCroy Corporation, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-3, File No. 333-64848, of the Company (as amended by Amendment No. 1 referred to below, the "Registration Statement"), originally filed on July 10, 2001 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), as amended by pre-effective Amendment No. 1 thereto filed with the Commission on the date hereof ("Amendment No. 1"), with respect to $50,000,000 aggregate initial offering price of the following securities of the Company (the "Registered Securities"): (i) shares of common stock, $0.01 par value per share (the "Common Stock") and (ii) warrants to purchase shares of Common Stock (the "Warrants"), for issuance from time to time pursuant to Rule 415 under the Securities Act.

         As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Registered Securities. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby. In our examination, we have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

         This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon the foregoing, we are of the opinion that:

         1. The shares of Common Stock registered under the Registration Statement, when duly authorized and issued for consideration having a value not less than the par value thereof, or upon the exercise of Warrants, and when (in the case of Common Stock issued upon the exercise of Warrants) the Company shall have received any additional consideration which is payable upon such exercise, will be validly issued, fully paid and nonassessable.

         2. The Warrants registered under the Registration Statement, when duly executed and delivered against payment therefor, pursuant to a warrant agreement or agreements duly authorized, executed and delivered by the Company and a warrant agent, will be legally issued.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.


                                           Very truly yours,

                                           /s/ Bingham Dana

                                           BINGHAM DANA LLP